Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Galena Biopharma, Inc.

310 State Street

Lake Oswego, Oregon 97034

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 15, 2013, relating to the consolidated financial statements and the effectiveness of Galena Biopharma, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Seattle, Washington

May 24, 2013